                                                                      EXHIBIT 13

               SECOND RESTATEMENT AND AMENDMENT BY THE ENTIRETY
                                    OF THE
                       ATLANTIC SOUTHEAST AIRLINES, INC.
               EXECUTIVE DEFERRED COMPENSATION (RETIREMENT) PLAN


                        Plan Effective January 1, 1990

            Amendment Effective as of 11:59 p.m. December 31, 1996

                                     INDEX
                                     -----

ARTICLE I DEFINITION OF TERMS..................................... 1
      1.1   "Accrued Benefit"..................................... 2
      1.2   "Act"................................................. 2
      1.3   "Age"................................................. 2
      1.3A  "ASA Holdings"........................................ 2
      1.4   "Beneficiary"......................................... 2
      1.5   "Benefit Starting Date"............................... 2
      1.6   "Board"............................................... 2
      1.7   "Cause"............................................... 2
      1.8   "Change in Control"................................... 2
      1.9   "Class A Participants"................................ 2
      1.10  "Class B Participants"................................ 3
      1.11  "Code"................................................ 3
      1.13  "Company"............................................. 3
      1.14  "Employer Contribution Account"....................... 3
      1.15  "Compensation"........................................ 3
      1.16  "Compensation Committee".............................. 3
      1.17  "Contract"............................................ 3
      1.18  "Effective Date"...................................... 4
      1.19  "Employee"............................................ 4
      1.19A "Employer"............................................ 4
      1.20  "Forfeitures"......................................... 4
      1.21  "Fund"................................................ 4
      1.22  "Good Reason"......................................... 4
      1.23  "Normal Retirement Date".............................. 4
      1.24  "Participant"......................................... 4
      1.25  "Plan"................................................ 4
      1.26  "Plan Administrator".................................. 4
      1.27  "Plan Year"........................................... 4
      1.28  "Retired Participant"................................. 4
      1.29  "Terminated Participant".............................. 5
      1.30  "Valuation Date"...................................... 5
      1.31  "Year of Service"..................................... 5

ARTICLE II PARTICIPATION.......................................... 5
      2.1   Employees Eligible to Participate..................... 5
      2.2   Commencement of Participation......................... 5
      2.3   Termination of Participation.......................... 5
      2.4   Employer Right To Terminate Participation............. 5

ARTICLE III CONTRIBUTIONS TO THE TRUST............................ 5
      3.1   Employer Contributions................................ 5
      3.2   No Voluntary Employee Contributions................... 6

ARTICLE IV ALLOCATION............................................. 6
      4.1   Separate Accounts..................................... 6
      4.2   Employer Contributions................................ 6
      4.3   Certification of Allocations.......................... 6
      4.4   Income and Loss....................................... 6

     4.5       Appreciation and Depreciation............................................................     6
     4.6       Forfeitures..............................................................................     7
     4.7       Discretionary Investments of Contributions...............................................     7

ARTICLE V DISTRBUTION OF BENEFITS.......................................................................     7
     5.1       Employer Contribution Account............................................................     7
               A.   Distribution on Termination Prior to Retirement.....................................     7
                    1.   Distribution...................................................................     7
                    2.   Nonforfeitable Vested Interest.................................................     7
                    3.   Forfeitures....................................................................     8
               B.   Distribution on Retirement at Normal Retirement Date................................     8
               C.   Distribution on Retirement after Normal Retirement Date.............................     8
               D.   Distribution on Death...............................................................     9
               E.   Distribution on Disability..........................................................     9
               F.   Distribution on Termination After a Change in Control...............................    10
     5.2       Method of Distribution...................................................................    10

ARTICLE VI AMENDMENT OF PLAN............................................................................    11
     6.1       Right to Amend...........................................................................    11
     6.2       Limitations upon Right to Amend..........................................................    11

ARTICLE VII TERMINATION OF PLAN.........................................................................    11
     7.1       Right to Terminate.......................................................................    11
     7.2       Adoption of Plan by Successor............................................................    11

ARTICLE VIII ADMINISTRATION.............................................................................    12
     8.1       Appointment of the Administrative Committee..............................................    12
     8.2       Notification to Participants.............................................................    12
               A.   Account Balances....................................................................    12
               B.   Notification Prior to Termination Date..............................................    12
               C.   Claims Procedure....................................................................    12
     8.3       Records and Reports......................................................................    12
     8.4       Other Administrative Committee Powers and Duties.........................................    13
     8.5       Administrative Committee Procedures......................................................    13
     8.6       Benefit Checks...........................................................................    13

ARTICLE IX GUARANTEES AND LIABILITIES...................................................................    14
     9.1       Nonguarantee of Employment...............................................................    14
     9.2       Rights to Fund Assets....................................................................    14
     9.3       Nonalienation of Benefits................................................................    14
     9.4       Allocation of Responsibility Among Each Employer and the Administrative Committee........    14

ARTICLE X MISCELLANEOUS.................................................................................    15
     10.1      Governing Laws...........................................................................    15
     10.2      Corporate Action.........................................................................    15
     10.3      Alternative Acts.........................................................................    15
     10.4      Interpretation...........................................................................    15
     10.5      Gender and Tense.........................................................................    15
     10.6      Title Headings...........................................................................    15

            SECOND RESTATEMENT AND AMENDMENT BY THE ENTIRETY OF THE
                       ATLANTIC SOUTHEAST AIRLINES, INC.
               EXECUTIVE DEFERRED COMPENSATION (RETIREMENT) PLAN


     THIS IS THE SECOND RESTATEMENT AND AMENDMENT BY THE ENTIRETY OF THE EXECUTIVE DEFERRED COMPENSATION (RETIREMENT) PLAN as adopted by ATLANTIC SOUTHEAST AIRLINES, INC., a Georgia corporation (hereinafter referred to as the "Company").

                                  WITNESSETH:

     WHEREAS, the Company has established and maintains an Executive Deferred Compensation (Retirement) Plan for the sole and exclusive benefit of its eligible employees who are selected to be Participants hereunder, and their Beneficiaries, in order that there may be secured and established for such Employees financial benefits against the contingencies of old age and death; and

     WHEREAS, Section 6.1 of the Executive Deferred Compensation (Retirement) Plan provides for the right of the Company to amend the plan; and

     WHEREAS, the Executive Deferred Compensation (Retirement) Plan was restated and amended in its entirety effective as of January 1, 1992 by a document entitled "Restatement and Amendment by the Entirety of the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation (Retirement) Plan" dated
December 31, 1992; and

     WHEREAS, the Company now desires to amend the Executive Deferred Compensation (Retirement) Plan, as amended and restated, to make certain changes in connection with the Merger, as defined in the Amended and Restated Agreement and Plan of Merger dated November 6, 1996 by and among the Company, ASA Holdings, Inc., a Georgia corporation, and Atlantic Southeast Merging Co., a Georgia corporation (the "Merger Agreement") and the adoption by ASA Holdings, Inc. of the Executive Deferred Compensation (Retirement) Plan as a participating employer.

     NOW, THEREFORE, in accordance with the terms of such Executive Deferred Compensation (Retirement) Plan, effective as of the Effective Time (as defined in the Merger Agreement), the Plan is hereby restated and amended in its entirety to read as follows:



                         ARTICLE I DEFINITION OF TERMS

     The following words and terms, as used in this Plan, shall have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1  "Accrued Benefit": For Class A Participants, the amount standing to the
      ----------------
     credit of such a Participant in his Employer Contribution Account. For Class B Participants, the product of (i) the amount standing to the credit of such a Participant in his Employer Contribution Account, multiplied by
     (ii) a fraction the numerator of which is the Participant's Years of Service and the denominator of which is the number of Years of Service such Participant would have had with the Employer if such Participant had continued in the employment of the Employer until his Normal Retirement Date; provided, however, that such fraction shall be deemed to be 100% if such Participant's employment with the Employer is terminated prior to his Normal Retirement Date either (i) as a result of death or disability, (ii) by the Employer without Cause within two (2) years after a Change in Control, or (iii) by such Participant for Good Reason within two (2) years after a Change in Control.

1.2  "Act": The Employee Retirement Income Security Act of 1974, as amended from
      ---
     time to time.

1.3  "Age": The age of an Employee on his last birthday.
      ---

1.3A "ASA Holdings": ASA Holdings, Inc., a Georgia corporation.
      -------------

1.4  "Beneficiary: Any person or persons designated as provided in ARTICLE V to
      -----------
     receive benefits under this Plan in the event of the death of a Participant, Retired Participant or Terminated Participant.

1.5  "Benefit Starting Date": The first day on which an amount is payable to a
      ---------------------
     Participant, Retired Participant or Terminated Participant in accordance with the terms of the Plan.

1.6  "Board": The Board of Directors of ASA Holdings or the Compensation
      -----
     Committee.

1.7  "Cause": Termination of employment of a Participant by an Employer as a
      -----
     result of either (i) willful failure to perform prescribed duties other than as a result of disability, or (ii) the willful engaging in misconduct significantly detrimental to the Employer.

1.8  "Change in Control": Any one or more of the following events: (i)
      -----------------
     acquisition of at least twenty-five percent (25%) of the voting stock of ASA Holdings by any single entity or group other than Delta Air Lines, Inc. or subsidiary thereof, (ii) ownership of more than fifty percent (50%) of the voting stock of ASA Holdings by Delta Air Lines, Inc. or a subsidiary thereof, (iii) approval by the Board of any tender offer for shares of voting stock of ASA Holdings, or (iv) if individuals constituting the Board as of the Effective Date (or the successors of any such individuals resigning or declining to be nominated to the Board) cease to constitute a majority of the Board.

1.9  "Class A Participants": Those Participants who are senior executive
      --------------------
     officers of an Employer and who are designated as Class A Participants by the Board.

1.10  "Class B Participants":  Those Participants who are officers, other than
       --------------------
      the senior executive officers; of an Employer and who are designated as Class B Participants by the Board.

1.11  "Code": The Internal Revenue Code of 1986, as amended.
       ----

1.12  "Administrative Committee": The Administrative Committee appointed by the
       ------------------------
      Board of Directors of ASA Holdings and acting in accordance with the terms hereof. The initial members of the Administrative Committee shall be George F. Pickett, John W. Beiser and Ronald V. Sapp.

1.13  "Company": ATLANTIC SOUTHEAST AIRLINES, INC., or any successors by merger,
       -------
      consolidation, purchase or otherwise, and any other corporation, association or business organization that assumes the obligations of this Plan.

1.14  "Employer Contribution Account": That account containing the portion of
       -----------------------------
      the Fund contributed by an. Employer attributable to each Participant.

1.15  "Compensation": Basic pay or salary paid or accrued by an Employer during
       ------------
      any calendar month, but exclusive of commissions, bonuses, overtime pay and any other extra compensation, and also exclusive of the following: (i) maintenance and reimbursement of expenses, (ii) amounts contributed by the Employer to this Plan, any other pension, profit sharing or simplified pension plan and any employee welfare or health insurance plan or arrangement, (iii) amounts contributed by the Employer to any other plan of deferred compensation to the extent that the contributions are not includable in the gross income of the Employee for the taxable year in which contributed, (iv) any distributions from a plan of deferred compensation, whether or not includable in the gross income of the Employee when distributed, except for amounts received by an Emp1oyee pursuant to an unfunded non-qualified plan of deferred compensation in the year includable in the gross income of the Employee, (v) amounts realized from the exercise of a non-qualified stock option, (vi) amounts realized when restricted stock or property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (vii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, (viii) other amounts which receive special tax benefits such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by an Employer towards the purchase of an annuity contract described in Code
      Section 403(b) (whether or not such contributions are excludable from the gross income of the Employee), and (ix) amounts paid for services as a Director or other independent contractor.

1.16  "Compensation Committee": The Compensation Committee of the Board.
       -----------------------

1.17 "Contracts": An annuity contract issued for the benefit of a Participant,
       ----------
      unless otherwise stated. Any such contract shall be non-transferable, shall be issued by a legal reserve life insurance company which is authorized to do business within the State of Georgia and may contain such provisions for death and other benefits as the Administrative Committee may determine to be in accordance with the terms of the Plan.

1.18  "Effective Date": January 1, 1990.
       ---------------

1.19  "Employee": Any person who is employed by an Employer in a capacity other
       --------
      than solely as a Director or other independent contractor.

1.19A "Employer": The Company and ASA Holdings and any other subsidiary of ASA
       --------
      Holdings which has adopted the Plan as a participating employer.

1.20  "Forfeitures": The portion of a Employer Contribution Account of a
       -----------
      Terminated Participant whose employment with an Employer is terminated that is not payable to such Terminated Participant or his Beneficiary.

1.21  "Fund" The account or accounts established to receive and invest
       ----
      contributions made under this Plan and from which benefits are paid.

1.22  "Good Reason": Termination of employment with an Employer by a Participant
       -----------
      if (i) duties are assigned to such Participant that are materially inconsistent with previous duties; (ii) duties and responsibilities of such Participant are substantially reduced; (iii) base compensation of such Participant is reduced not as part of an across the board reduction for similarly situated employees of the Employer, or (iv) such Participant's participation under compensation plans or arrangements generally made available to similarly situated employees of the Employer is limited or denied without such Participant's consent.

1.23  "Normal Retirement Date": The later of (i) attainment by the Participant
       ----------------------
      of age sixty-five (65) or (ii) the completion by the Participant of fifteen (15) Years of Service.

1.24  "Participant": Any Employee who is eligible to be and becomes a
       -----------
      Participant as provided in ARTICLE II hereof, not including a Retired Participant or a Terminated Participant.

1.25  "Plan": This entire instrument, and all amendments thereto, which shall be
       ----
      known as the "ATLANTIC SOUTHEAST AIRLINES, INC. EXECUTIVE DEFERRED COMPENSATION PLAN."

1.26  "Plan Administrator": The Administrative Committee or any duly appointed
       ------------------
      successor Plan Administrator.

1.27  "Plan Year": The calendar year.
       ---------

1.28  "Retired Participant": A person who shall have been a Participant but who
       -------------------
      upon retirement shall have become entitled to benefits as hereinafter provided.

1.29  "Terminated Participant": As provided in Section 2.3, a person who shall
       -----------------------
      have been a Participant but whose employment with an Employer is terminated or a person who shall have been a Participant but whose participation in the Plan has been suspended or terminated pursuant to
      Section 2.4.

1.30  "Valuation Date": The date of the mandatory annual valuation of the Fund
       --------------
      by the Administrative Committee as of the last day of the Plan Year or the date of any other valuation of the accounts under the Plan.

1.31  "Year of Service": For all purposes of the Plan, a Year of Service means a
       ----------------
       Plan Year, inclusive of Plan Years prior to the Effective Date, during which the Participant is employed by an Employer for at least six (6) months, and also inclusive of Plan Years after the date of a Participant's termination of participation in the Plan in accordance with
       Section 2.3.


                           ARTICLE II PARTICIPATION

       2.1  Employees Eligible to Participate.  Every present or future Employee
            ---------------------------------
who shall have been selected to participate in the Plan by formal action of the Board shall be eligible to participate.

       2.2  Commencement of Participation. An Employee shall be deemed to
            -----------------------------
 commence participation in the Plan as of the first day of the first calendar month beginning on or after the date on which such Employee is selected to participate in the Plan in accordance with Section 2.1 or as of such retroactive date as may be determined by the Board. The Board shall designate each Participant in the Plan as either a Class A Participant or Class B Participant.

       2.3  Termination of Participation. A Participant's participation in the
            -----------------------------
Plan shall terminate as of the earlier of (i) the date his employment with an Employer is terminated or (ii) the effective date that his participation in the Plan has been suspended or terminated by action of the Board in accordance with
Section 2.4.

       2.4  Employer Right To Terminate Participation. The Board shall, in its
            -----------------------------------------
discretion, have the right to suspend or terminate the participation in the Plan of any Participant at any time, regardless of whether the Terminated Participant remains employed by an Employer. The Board shall provide to such Participant notice of his termination of participation in the Plan.


                    ARTICLE III CONTRIBUTIONS TO THE TRUST

       3.1  Employer Contributions.
            ----------------------

            A. Each month during the Plan Year each Employer shall contribute to the Fund an amount equal to (i) fifteen percent (15%) of the Compensation of all Class A Participants, plus (ii) ten percent (10%) of the Compensation of all Class B Participants. The percentage contribution for each Participant shall be subject to change by formal action of the Board at any time. In such event, the percentage contribution established for a Participant by action of the Board shall remain in effect until subsequently changed by the Board pursuant to this Section 3.1A or until the Participant's participation in the Plan is suspended or terminated pursuant to
Section 2.4.

          B. The contributions to be made under the Plan shall be paid to the Fund monthly.

          C. Payments on account of the contributions due from each Employer for any month may be made in cash or in kind.

          D. Contributions made by each Employer shall be allocated to the Participants as provided in Section 4.2.

     3.2  No Voluntary Employee Contributions. Contributions from Participants
          -----------------------------------
are neither required nor permitted.


                             ARTICLE IV ALLOCATION

     4.1  Separate Accounts. The Administrative Committee shall establish and
          -----------------
maintain for each Participant until his termination of participation a "Employer Contribution Account" (sometimes called "account"). Each such account shall be credited or debited to the extent required by the following Sections of this
ARTICLE IV.

     4.2  Employer Contributions. As of the end of each month during the Plan
          ----------------------
Year, the contributions paid or accrued by each Employer for each Participant pursuant to Section 3.lA hereof; irrespective of when actually paid to the Fund, shall be allocated to the Employer Contribution Account of such Participant.

     4.3  Certification of Allocations. Following each Valuation Date, the
          ----------------------------
Administrative Committee shall certify the names of the Participants and the amount so allocable to the accounts of each of them during the Plan Year, and shall maintain records of the amount allocated to each Participant and all transactions with respect to the accounts of each Participant.

     4.4  Income and Loss. As of any Valuation Date, the Administrative
          ---------------
Committee shall adjust each of the Participant's accounts for the amount of net income or net losses earned or incurred by the investments of such Participant's accounts since the last Valuation Date.

     4.5  Appreciation and Depreciation. The accounts of each Participant
          -----------------------------
shall be adjusted as of each Valuation Date for any net appreciation or net depreciation in the value of the investments of such Participant's accounts since the last Valuation Date. Assets of the Fund shall always be valued at their fair market value.

     4.6   Forfeitures. Any Forfeitures arising pursuant to Section 5.1A3 shall
           -----------
inure to the benefit of the Employer that made the contribution.

     4.7   Discretionary Investments of Contributions. Each Participant or
           -----------------------------------------
Terminated Participant, while in the employ of an Employer, shall have the right, exercisable pursuant to such administrative procedures as the Administrative Committee may adopt, to direct the Administrative Committee to invest his respective accounts in such investments selected by him provided that such investments are approved by the Administrative Committee. Investments in life insurance contracts shall be prohibited. To the extent the Administrative Committee does not receive individual investment directions for a Participant or Terminated Participant, the Administrative Committee shall invest all accounts in money market accounts, certificates of deposit or treasury bills selected in the sole and absolute discretion of the Administrative Committee. Any administrative expenses such as commissions and brokerage fees incurred in connection with or as a result of any Participant's exercise of individual investment discretion pursuant to this Section shall be charged against the respective account of such Participant.


                      ARTICLE V DISTRIBUTION OF BENEFITS

     5.1  Employer Contribution Account. The amounts credited or debited to
          ------------------------------
Employer Contribution Accounts shall include only amounts theretofore allocated by the Administrative Committee pursuant to Article IV hereof. The net credit to an account shall be reduced by amounts distributed in accordance with the provisions of this ARTICLE V.

          A. Distribution on Termination Prior to Retirement.
             ------------------------------------------------

             1.   Distribution. If a Participant's employment with an Employer
                  ------------
is terminated (except on or after his Normal Retirement Date, death, upon
                                                                     ----
disability (as defined in Section 5.1E), or after a Change in Control) such Participant's nonforfeitable vested interest in his Accrued Benefit shall be distributed in accordance with Section 5.2. Such distribution shall be commenced
(a) not earlier than the later of (i) the attainment by the Terminated Participant of age 55, or (ii) the end of the Plan Year in which the Terminated Participant terminated employment and (b) shall commence no later than thirty
(30) days after the Valuation Date with respect to the last day of the Plan Year in which the event described in (a) above occurred.

             2.   Nonforfeitable Vested Interest. As of any time prior to a
                  ------------------------------
Participant's Normal Retirement Date, other than at death, upon disability (as defined in Section 5.1E) or upon termination of employment of the Participant with an Employer at any time after a Change in Control (in each case as provided below), the Participant shall have a nonforfeitable vested interest in his Accrued Benefit equal to the percentage thereof as shown in detail below for the number of Years of Service with the Employer as follows:

                       Years           Vested-
                        of          Nonforfeitable
                      Service         Percentage
                      -------         ----------

                     Less than 5           0%
                           5              25%
                           6              30%
                           7              35%
                           8              40%
                           9              45%
                          10              50%
                          11              60%
                          12              70%
                          13              80%
                          14              90%
                        15 or more       100%

     A Participant shall have a 100% vested and nonforfeitable interest in his Accrued Benefit if (i) his Normal Retirement Date occurs while in the employ of the Employer, (ii) the Participant's employment is terminated due to death or disability (as defined in Section 5.lE), (iii) the Participant's employment is terminated by the Employer without Cause within two (2) years after a Change in Control, or (iv) the Participant's employment is terminated by the Participant for Good Reason within two (2) years after a Change in Control.

             3. Forfeitures. If any Participant's employment with an Employer is
                -----------
     terminated and at such time or as a result thereof he is not entitled to 100% of his Employer Contribution Account, the portion of his Employer Contribution Account that is not included in his Accrued Benefit and/or the portion of his Accrued Benefit which is not 100% nonforfeitable shall be treated as a Forfeiture pursuant to Section 4.6 as of the date on which his employment is terminated.

        B.   Distribution on Retirement After Normal Retirement Date. Any
             -------------------------------------------------------
Participant shall be entitled to retire from service at any time on or after his Normal Retirement Date. If a Participant retires on or after his Normal Retirement Date, his Accrued Benefit shall be 100% nonforfeitable. Such amount shall become distributable at the Retired Participant's election in accordance with Section 5.2, but in no event shall distribution thereof begin later than thirty (30) days after the Valuation Date with respect to the last day of the Plan Year in which his Normal Retirement Date occurs.

        C.   Distribution on Retirement After Normal Retirement Date. If a
             -------------------------------------------------------
Participant continues in the employ of an Employer after his Normal Retirement Date, he shall be treated in all respects as any other Participant until his actual retirement. Such Participant's Accrued Benefit shall be 100% nonforfeitable and at the time of his actual retirement shall become distributable to such Retired Participant at such Retired Participant's election in accordance with Section 5.2, but in no event shall distribution thereof begin later than thirty (30) days after the Valuation Date with respect to the last day of the Plan Year in which the effective date of his actual retirement occurs.

          D.   Distribution on Death.
               ---------------------

               1. If a Participant dies before his Benefit Starting Date, his Accrued Benefit as of the date of his death shall be 100% nonforfeitable and shall be distributed in accordance with Section 5.2 to his designated Beneficiary, provided, however, that if a Participant has not designated a Beneficiary or if no Beneficiary survives the Participant, then distribution shall be made to the Participant's executor or administrator.

               2. If a Retired or Terminated Participant dies on or after his Benefit Starting Date, the death benefit provided under the form of benefit selected by the Retired or Terminated Participant shall be distributed to his designated Beneficiary, or if no Beneficiary has been designated or survives such Participant, then to such Participant's executor or administrator.

               3. Such death benefits shall become distributable at the election of the Beneficiary or the Participant's executor or administrator, as the case may be, but in no event shall distribution thereof begin later than (a) if a beneficiary has been designated, thirty (30) days after the Valuation Date with respect to the last day of the Plan Year in which the Participant's Employer is notified of his death or (b) if no beneficiary has been designated or survives the Participant, thirty (30) days after the Valuation Date with respect to the last day of the Plan Year in which the Participant's Employer is notified of the appointment of an executor or administrator.

               4. The Administrative Committee may require such proper proof of death and such evidence of the right of any person to receive payment of benefits attributable to a deceased Participant, as the Administrative Committee may deem desirable. The Administrative Committee's determination of death and of the right of any person to receive payment shall be conclusive; subject, however, to the adjudication of any claim of any such person pursuant to Section 8.2C.

               5. If a Participant's designated Beneficiary is his spouse, then in the event the Participant and such spouse are divorced after the date of such Participant's last designation of beneficiary form, the Participant's designation of such spouse as his designated Beneficiary shall be automatically revoked upon such divorce.

          E.   Distribution on Disability, If a Participant shall incur, prior
               --------------------------
     to his Normal Retirement Date, a medically determinable physical or mental impairment which, in the opinion of a physician selected by the Administrative Committee, may be expected to result in death or to be of long-continued and indefinite duration, and which renders him incapable of performing his duties, and if his employment is terminated, his Accrued Benefit shall be 100% nonforfeitable and shall be distributed to such Participant in accordance with Section 5.2, provided that in no event shall such physical or mental impairment include a condition resulting from the habitual use of or addiction to alcohol or narcotics, self-inflicted injury, or injury incurred while committing an illegal act. Such distribution shall be commenced at the election of the Participant or his legal representative but in no event shall distribution thereof begin later than thirty (30) days after the Valuation Date with respect to the last day of the Plan Year in which the effective date of the termination of his employment occurs. Any election under Section 5.2 must be made by the Participant or his legal representative within a reasonable time after notice from the Administrative Committee that the Participant's employment is terminated due to such medically determinable physical or mental impairment (said notice to include reference to the right of the Participant to elect the manner of distribution).

          F.   Distribution on Termination After a Change in Control. If a
               -----------------------------------------------------
Participant's employment with an Employer is terminated either (i) by the Employer without Cause within two (2) years after a Change in Control, or (ii) by the Participant for Good Reason within two (2) years after a Change in Control, such Participant's Accrued Benefit as of the date of such termination shall be 100% nonforfeitable and shall become distributable at such Terminated Participant's election in accordance with Section 5.2, but in no event shall distribution thereof begin later than thirty (30) days after the Valuation Date with respect to the last day of the Plan Year in which the effective date of the termination of his employment occurs.

     5.2  Method of Distribution.
          ----------------------

          A. All amounts distributable to a Participant under this ARTICLE V shall be paid in one of the following forms selected by the Participant (or by his legal representative):

               1.   in a life annuity; or

               2. in an annuity with guaranteed payments over a period of not less than twenty (20) years; or

               3. in a joint and survivor annuity with guaranteed payments for a period of years; or

               4. in a straight life annuity with guaranteed payments for a period of years; or

               5. such other method of payment approved by the Administrative Committee.

          B. In order to accomplish a distribution in equal annual installments or a distribution over the remaining life of a Participant, or a distribution under any other approved plan of life and annual payments, the Administrative Committee shall use the amount standing to the credit of a Participant to purchase an annuity Contract in the name of the Participant, in which event, the insurance company shall be instructed to make payment of the cash value to the Participant by utilizing a mode of settlement which will result in the required annual or life or combination distribution.


                         ARTICLE VI AMENDMENT OF PLAN

     6.1  Right to Amend.  The Employers, acting together, shall have the right
          --------------
to amend any of the provisions of this Plan at any time.

     6.2  Limitations upon Right to Amend. Notwithstanding the foregoing, the
          -------------------------------
Employers shall not have the right to amend the Plan in any way which will:

          A. Diminish any right or benefit under the Plan which shall have the effect of depriving any Participant, Retired Participant or Terminated Participant or any Beneficiary of any portion of his Accrued Benefit;

          B.   Alter the basic purpose of the Plan;

          C. Alter the duties or liabilities of the Administrative Committee without their prior written consent; or

          D. After a Change in Control, alter the rights of any Participant to benefits under the Plan without such Participant's prior written consent.


                        ARTICLE VII TERMINATION OF PLAN

     7.1  Right to Terminate. It is the present intention of the Employers to
          ------------------
maintain the Plan for an indefinite period of time. Nevertheless, the Employers, acting together, reserve the right, at any time, to terminate the Plan or to temporarily suspend contributions for a fixed or indeterminate period of time upon giving to the Administrative Committee notice in writing of its intention so to do. In the event of the termination of this Plan, the liability or any obligation of each Employer to make contributions to the Fund hereunder shall cease but all other terms of the Plan shall remain in full force and effect.

     7.2  Adoption of Plan by Successor. In the event of the merger or
          -----------------------------
consolidation of any Employer, or the transfer of the assets of any Employer to another corporation, association, or business organization, or a Change in Control, the Plan may be adopted by the surviving corporation, association or other business organization which employs a substantial number of the Participants of the Plan. Such adoption of the Plan shall be expressed in an agreement between such surviving or other corporation, association or business organization and the Administrative Committee under which such other corporation, association or business organization adopts the Plan with respect to the Participants employed by it. If, pursuant to the terms hereof, the Plan is adopted by any other corporation, association or business organization, such other corporation, association or business organization shall be deemed to succeed to the position under the Plan of the Employer of which such corporation, association or business organization is the successor.

                          ARTICLE VIII ADMINISTRATION

     8.1  Appointment of the Administrative Committee. The Plan shall be
          -------------------------------------------
administered by the Administrative Committee. The Administrative Committee, consisting of at least two persons, shall be appointed by and serve at the pleasure of the Board of Directors of ASA Holdings to assist in the administration of the Plan. The initial members of the Administrative Committee shall be George F. Pickett, Jr., John W. Beiser and Ronald V. Sapp. All usual and reasonable expenses of the Administrative Committee shall be paid by the Employers.

     8.2  Notification to Participants. The Administrative Committee shall be
          ----------------------------
responsible for the following:

          A.   Account Balances. Within a reasonable time after the close of
               ----------------
each Plan Year, the Administrative Committee shall furnish each Participant and Beneficiary with an individual report disclosing the amounts in such Participant's account, and the Participant's Accrued Benefit and vested percentage.

          B.   Notification Prior to Termination Date. Within a reasonable
               --------------------------------------
period before the date a Participant is entitled to receive benefits under the Plan, the Administrative Committee shall supply the Participant with a written explanation of the nature, form and amount of the benefit to which he is entitled. Reference to the methods of payment that are available under the Plan shall be included in the written explanation; and upon the request of the Participant, the Administrative Committee shall furnish him with a written explanation of the features of and amounts applicable to such Participant's accounts under any such option.

          C.   Claims Procedure. The Administrative Committee shall make a
               ----------------
determination as to the right of any person to a benefit, and shall afford any person dissatisfied with such determination the right to a hearing thereon. Any denial by the Administrative Committee of the claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Participant or Beneficiary and such notice shall set forth the specific reasons for the denial, written to the best of the Administrative Committee's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Administrative Committee shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a full and fair review by the Board of the decision denying the claim.

     8.3  Records and Reports. Each Employer shall delegate to the
          -------------------
Administrative Committee such responsibilities as it deems appropriate in order to comply with the record keeping and reporting requirements of any governmental agency including the State of Georgia and the Internal Revenue Service.

     8.4  Other Administrative Committee Powers and Duties. The Administrative
          ------------------------------------------------
Committee shall have such other duties and powers as may be necessary to discharge its duties hereunder, including, but not limited to, the following:

          A. To receive from each Employer and from Participants such information as shall be necessary for the proper administration of the Plan;

          B. To furnish each Employer, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

          C. To receive and review reports of the receipts, disbursements and investments of the Fund;

          D. To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and actuarial counsel.

The Administrative Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for benefits under the Plan. However, in reviewing claims, the Administrative Committee has the discretion to accept or deny claims for benefits based on its good faith interpretation of the terms of the Plan.

     8.5  Administrative Committee Procedures. The Administrative Committee may
          -----------------------------------
act at a meeting or in writing without a meeting. The Administrative Committee shall elect one of its members as chairman and another as secretary. The secretary shall keep a record of all meetings. The Administrative Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Administrative Committee shall be made by majority vote. The Administrative Committee may adopt such rules as it deems necessary or desirable. The Administrative Committee shall be entitled to rely upon information furnished by each Employer and the legal or actuarial counsel of each Employer.

     8.6  Benefit Checks. If, in the Administrative Committee's judgment, any
          -------------
person to whom benefits are payable is unable to care for his affairs because of illness, accident or other incapacity, the Administrative Committee may authorize his benefits to be paid to any person who, or institution which, in the Administrative Committee's judgment, is responsible for caring for the person entitled to such benefit. If an amount becomes distributable to a minor or a person under legal disability, the Administrative Committee may direct that such distribution may be made to such person without the intervention of any legal guardian or conservator, or to a relative of such person for the benefit of such person, or to the legal guardian or conservator of such person. Any such distribution shall constitute a full discharge with respect to the Administrative Committee, and the Administrative Committee shall not be required to see to the application of any distribution so made.

                     ARTICLE IX GUARANTEES AND LIABILITIES

     9.1  Nonguarantee of Employment. Nothing contained in this Plan shall be
          --------------------------
construed as a contract of employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer or as a limitation of the right of an Employer to discharge any of its Employees with or without cause.

     9.2  Rights to Fund Assets.  This Plan constitutes a mere promise by the
          ---------------------
Employers to make benefit payments in the future. No Participant, Retired Participant, Terminated Participant or Beneficiary shall have any right to, or interest in, any part of the Fund upon termination of employment or otherwise, except as specifically provided herein. All assets in the Fund shall be subject to the rights of creditors of the Employers. All Participants, Retired Participants, Terminated Participants and Beneficiaries shall have the status of general unsecured creditors of the Employers.

     9.3  Nonalienation of Benefits.  Except as otherwise provided by law, the
          -------------------------
rights of Participants, Retired Participants, Terminated Participants and Beneficiaries to benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution or levy of any kind (including, without limitation, by their respective creditors), either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

     9.4  Allocation of Responsibility Among Each Employer and the
          --------------------------------------------------------
Administrative Committee.  The Administrative Committee and the Employers
------------------------
(hereinafter for purposes of this Section referred to as the "Fiduciaries") shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan. In general, each Employer shall have the sole responsibility for making the contributions provided for under
Section 3.1; and the Administrative Committee shall have the sole responsibility for reviewing Participant or Beneficiary claims as provided under Section 8.2C. The Employers, acting together, shall have the responsibility to amend or terminate, in whole or in part, this Plan. In addition, the Administrative Committee shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan. Each Fiduciary warrants that any directions given, information furnished or action taken by it shall be in accordance with the provisions of this Plan authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction information or action of another Fiduciary as being proper under this Plan and is not required under this Plan to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Fund in any manner against investment loss or depreciation in asset value.

                            ARTICLE X MISCELLANEOUS

     10.1  Governing Laws. This Plan shall be construed and enforced under the
           --------------
Act and the laws of the State of Georgia and all provisions hereof shall be administered according to the laws of the State of Georgia.

     10.2  Corporate Action. Whenever ASA Holdings, under the terms of this
           ----------------
Plan, is permitted or required to do or perform any act, it shall be done and performed by the Board, and shall be evidenced by proper resolutions certified by the Secretary of ASA Holdings.

     10.3  Alternative Acts. In the event it becomes impossible for ASA Holdings
           ----------------
or the Administrative Committee to perform any act required by this Plan, then ASA Holdings or the Administrative Committee may perform such alternative act which most nearly carries out the intent and purpose of this Plan.

     10.4  Interpretation. This Plan has been executed for the exclusive
           --------------
benefit of the Participants and their Beneficiaries. So far as possible, this Plan shall be interpreted and administered in a manner consistent with this intent.

     10.5  Gender and Tense. All pronouns and all variations thereof shall be
           ----------------
deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons or entity may require.

     10.6  Title Headings. The headings in this Plan are solely for the
           --------------
convenience of reference and shall not affect its interpretation.

     IN WITNESS WHEREOF, this Amendment and Restatement of the Executive Deferred Compensation (Retirement) Plan is signed by the Company on the 16th day of April, 1997, effective as of the Effective Time.


                                          ATLANTIC SOUTHEAST AIRLINES, INC.

                                          By:  /s/ George F. Pickett
                                              ------------------------------
                                               George F. Pickett
                                               Chairman of the Board

                                          Attest:

                                          By:  /s/ John W. Beiser
                                              ------------------------------
                                               John W. Beiser
                                               Secretary

                                          (CORPORATE SEAL)

The foregoing Second Restatement and Amendment by the Entirety of the Executive Deferred Compensation (Retirement) Plan is hereby adopted by ASA Holdings on the 16th day of April, 1997, effective as of the Effective Time.


                                          ASA HOLDINGS, INC.

                                          By: /s/ George F. Pickett
                                             -----------------------------
                                               George F. Pickett
                                               Chairman of the Board

                                          Attest:

                                          By: /s/ John W. Beiser
                                             -----------------------------
                                              John W. Beiser
                                              Secretary

                                          (CORPORATE SEAL)

                                AMENDMENT TO THE
                        ATLANTIC SOUTHEAST AIRLINES, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN


                  THIS THIRD AMENDMENT TO THE ATLANTIC SOUTHEAST AIRLINES, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan") is made and entered into by ASA Holdings, Inc. and Atlantic Southeast Airlines, Inc. (the "Company").


                                   WITNESSETH:

                  WHEREAS, Section 6.1 of the Plan provides for the right of the Company to amend the Plan from time to time; and

                  WHEREAS, the Company's Board of Directors has approved this amendment of the Plan and has authorized this amendment to be executed by any proper officer of the Company.

                  NOW, THEREFORE, the Plan is hereby amended as follows:

                  Section 1.8 of the Plan is hereby amended in its entirety to read as follows:

                  1.8 "Change in Control": Any one or more of the following
                      -------------------
                  events: (i) acquisition of at least twenty-five percent (25%) of the voting stock of the Company by any single entity or group other than Delta Air Lines, Inc. or a subsidiary thereof, the Company, a subsidiary or an employee benefit plan (or trust forming a part thereof) maintained by the Company or a subsidiary, (ii) ownership of more than fifty percent (50%) of the voting stock of the Company by Delta Air Lines, Inc. or a subsidiary thereof, (iii) individuals who constitute the Board on February 14, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to February 14, 1999, whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purpose of this clause, considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board, (iv) the sale or disposition of all or substantially all of the assets of the Company, (v) consummation of a reorganization, merger or consolidation or similar form of corporate transaction involving the Company, unless, immediately following such transaction more than 50% of the total voting power of the publicly traded corporation resulting from such transaction eligible to elect directors of such corporation would be represented by shares that were Company voting stock immediately prior to such transaction, and such voting power would be in substantially the same proportion as the voting power of such Company voting stock immediately prior to the transaction, or (vi) approval by the Board of any tender offer for shares of voting stock of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company voting stock as a result of the acquisition of Company voting stock by the Company which reduces the number of Company voting stock outstanding; provided, that if after such
                                            --------  ----
                  acquisition by the Company such person becomes the beneficial owner of additional Company voting stock that increases the percentage of outstanding Company voting stock beneficially owned by such person, a Change in Control of the Company shall then occur.

                  IN WITNESS WHEREOF, ASA Holdings, Inc. and Atlantic Southeast Airlines, Inc. have caused this Amendment to the Plan to be executed by its duly authorized officer this ____ day of February 1999.

                                            EMPLOYER:
                                            ASA HOLDINGS, INC.


                                            By:    /s/ Authorized Officer
                                                   -----------------------------
                                            Title: (Signature illegible)
                                                   -----------------------------


                                            Atlantic Southeast Airlines, Inc.


                                            By:    /s/ Authorized Officer
                                                   -----------------------------
                                            Title: (Signature illegible)
                                                   -----------------------------